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                                   EXHIBIT 21


LIST OF SUBSIDIARIES

Kent-Marsh Ltd., Inc.

Astonishing Developments, Inc.

DanaSoft, Inc.

Citadel Computer Systems Acquisition, Inc.

Citadel Software, Inc.

ESRN Acquisition, LLC

Parago, Inc.
         2-Lane Media, Inc.